                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                                MYSOFTWARE, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                  628633 10 9
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  1 of 4 Pages

                                  SCHEDULE 13G

- ---------------------                                       -----------------
CUSIP NO. 628633 10 9                                       PAGE 2 OF 4 PAGES
- ---------------------                                       -----------------


- -------------------------------------------------------------------------------
  1        NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON

           Maurice J. Duca             Social Security # ###-##-####
- -------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]

                                                                      (b) [ ]
- -------------------------------------------------------------------------------
  3        SEC USE ONLY


- -------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
- -------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

     NUMBER OF                                       205,541
                                     ------------------------------------------
      SHARES                         6       SHARED VOTING POWER

   BENEFICIALLY                                       -0-
                                     ------------------------------------------
   OWNED BY EACH                     7       SOLE DISPOSITIVE POWER

     REPORTING                                       205,541
                                     ------------------------------------------
    PERSON WITH                      8       SHARED DISPOSITIVE POWER

                                                      -0-
- -------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           205,541
- -------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                        [ ]

- -------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.9%
- -------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON

           IN
- -------------------------------------------------------------------------------




                                  2 of 4 Pages

ITEM 1.

           (a)   Name of Issuer:  MySoftware, Inc.

           (b)   Address of Issuer's Principal Executive Offices:
                 2197 Bayshore, Palo Alto, California 94303


ITEM 2.

           (a)   Name of Person Filing:  Maurice J. Duca

           (b)   Address of Principal Business Office:
                 1485 East Valley Rd.,
                 Santa Barbara, California 93108

           (c)   Citizenship:  United States of America

           (d)   Title of Class of Securities:  Common Stock

           (e)   CUSIP Number:  628633 10 9


ITEM 3.

           If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a)   [ ]      Broker or dealer registered under Section 15 of the
                          Act;
           (b)   [ ]      Bank as defined in Section 3(a)(6) of the Act;
           (c)   [ ]      Insurance company as defined in Section 3(a)(19) of
                          the Act;
           (d)   [ ]      Investment company registered under Section 8 of the
                          Investment Company Act;
           (e)   [ ]      Investment advisor registered under Section 203 of
                          the Investment Advisors Act of 1940;
           (f)   [ ]      Employee benefit plan, pension fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or endowment fund;
           (g)   [ ]      Parent holding company, in accordance with Section
                          240.13d-1(b)(ii)(G);
           (h)   [ ]      A group, in accordance with Section
                          240.13d-1(b)(1)(2)(H).


ITEM 4.    OWNERSHIP.

           Not applicable.





                                 3 of 4 Pages

ITEM 5.    OWNERSHIP OF 5% OR LESS OF CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [x]


ITEM 6.    OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

           Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.


ITEM 10.   CERTIFICATION.

           Not applicable.


                                   SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 3, 1996                            By:   /s/ MAURICE J. DUCA
                                                   ----------------------------
                                                         Maurice J. Duca





                                   4 of 4 Pages